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                                                                    EXHIBIT 11.1
                            THE CERPLEX GROUP, INC.

                  EXHIBIT TO CONSOLIDATED FINANCIAL STATEMENTS
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (in thousands, except per share data)



                                                     Three months ended June 30     Six months ended June 30
                                                     --------------------------     ------------------------
                                                       1996              1995          1996          1995
                                                     --------          --------     ----------     ---------
WEIGHTED AVERAGE COMMON AND
COMMON SHARES EQUIVALENT SHARES
OUTSTANDING

     Average common stock outstanding                  13,398            13,079        13,286        13,070

     Dilutive Convertible Preferred
      Stock options and warrants - based
      on the treasury stock method using
      the average price(1)                              1,448             1,335                       1,342
                                                     --------          --------      --------      --------
           Total                                       14,846            14,414        13,286        14,412
                                                     ========          ========      ========      ========

COMPOSITION OF NET INCOME

     Income (loss) from continuing operations        $    702          $    170      $   (871)     $    959

     Income from discontinued operations                                    112                         153
                                                     --------          --------      --------      --------
     Net Income                                      $    702          $    282      $   (871)     $  1,112
                                                     ========          ========      ========      ========

PER SHARE DATA

     Continuing operations                           $    .05          $    .01      $   (.07)          .07

     Discontinued operations                                                .01                         .01
                                                     --------          --------      --------      --------
     Net income per share                            $    .05          $    .02      $   (.07)     $    .08
                                                     ========          ========      ========      ========


(1) Stock options and warrants were not assumed to be converted under the treasury stock method for the six month period ended June 30, 1996 because their effect would be anti-dilutive.